Exhibit 99.1

Beam Reports First Quarter Results

  Comparable Net Sales Rise at Double-Digit Rate on Continued Worldwide Gains for Bourbon Brands and New Product Launches
  Diluted Earnings per Share from Continuing Operations Increase at Strong Double-Digit Rate
  Results Reinforce Company’s Confidence in 2012 Earnings Target

DEERFIELD, Ill.--(BUSINESS WIRE)--May 3, 2012--Beam Inc. (NYSE: BEAM), a leading global premium spirits company, today reported strong results for the first quarter of 2012. Reported net sales increased 2%, reflecting the adverse impact on comparisons of the initial sale of inventory in the year-ago period for the start-up of the company’s enhanced Australia distribution agreement. On a comparable basis, net sales were up 13%, reflecting strong growth for the company’s bourbon brands and shipments of newly introduced products.

Operating income grew faster than sales, benefiting from higher volumes, product mix and foreign exchange. Diluted earnings per share from continuing operations were $0.49, up 26%, on a reported basis. Diluted EPS before charges/gains was $0.53, up 29%, reflecting strong operating performance and the benefit of lower interest expense.

Continued Market Outperformance

“We indicated we expected a strong start to 2012, and the first quarter was a little better than we anticipated as we benefited from strong demand and excellent initial sell-in for new product launches that are front-loaded in 2012,” said Matt Shattock, president and chief executive officer of Beam.

“Consistent with our long-term goals, we once again outperformed our global market on sustained momentum for our Power Brands, led by continued gains for Jim Beam and Maker’s Mark in the fast-growing bourbon category,” Shattock continued. “Our organic growth strategy is proving highly effective. Our innovation pipeline delivered several exciting new products across categories that helped boost our sales in our seasonally smallest quarter. Once again, our comparable net sales growth was broad-based across our three regions, and emerging markets delivered strong double-digit gains. We expanded margins and delivered double-digit growth in operating income and earnings per share.”

For the first quarter of 2012:

  Income from continuing operations was $78.4 million, or $0.49 per diluted share, compared to $61.7 million, or $0.39 per share, for the first quarter of 2011.
  Excluding charges and gains, diluted EPS from continuing operations was $0.53, up 29% from $0.41 in the year-ago quarter.
  Net sales were $533.8 million (excluding excise taxes), up 2%.
  Net sales were up 13% on a comparable basis, which adjusts for foreign exchange, acquisitions/divestitures, and the impact of the Australia spirits distribution agreement announced in the first quarter of 2011.
    Comparable net sales were up 12% in North America, up 12% in Europe/Middle East/Africa (EMEA), and up 16% in Asia Pacific/South America (APSA).
  Operating income was $131.1 million, up 17%.
    Operating income before charges/gains was $138.0 million, also up 17%.
  Adjusted return on invested capital (rolling 12 months) was 7% and was 23% excluding intangibles.

Enhanced Confidence in 2012 Earnings Target

“We’re encouraged by the strength of our first quarter results and our continued outperformance against our market. Our momentum is carrying into the second quarter, which is already off to a strong start. As a reminder, second quarter results will cycle against our 2011 innovations that launched principally in Q2 last year,” Shattock said.

“The strength of our first quarter and our continuing momentum reinforce our confidence in our 2012 earnings target. Given that it is still early in the year, we’re currently maintaining our target to deliver high-single-digit growth in diluted EPS before charges/gains for 2012,” Shattock said.

“Beam is benefitting from strong worldwide demand for bourbon and the success of our innovations, and we continue to expect that our global spirits market will grow value in the range of 3%. As the year progresses, we’ll closely monitor the macro-economic environment, consumer demand for our latest innovations, growth in the global bourbon market, and the potential for improvement in the pricing environment across categories. We’re also looking forward to completing the acquisition of Pinnacle Vodka, which we believe will further enhance our prospects to maximize long-term shareholder value,” Shattock concluded.

Key Brand Performance
Comparable net sales growth, year-to-date 2012 (January – March):

Comparable
Net Sales
Growth (1)
Power Brands	+19%
Jim Beam	+19%
Maker’s Mark	+19%
Sauza	+1%
Courvoisier	+41%
Canadian Club	+7%
Teacher’s	+17%

Rising Stars	+16%
Laphroaig	-9%
Knob Creek	+1%
Basil Hayden	+30%
Kilbeggan	+73%
Cruzan	+5%
Hornitos	+4%
EFFEN	-7%
Pucker Vodka	+692%
Skinnygirl	+327%
Sourz	+6%

Local Jewels	-7%

Value Creators	+1%

Total (2)	+13%

Results include ready-to-drink products

(1) Comparable net sales growth rate represents the percentage increase or decrease in reported net sales in accordance with U.S. GAAP, adjusted for certain items. A reconciliation from reported to comparable net sales growth rates, a non-GAAP measure, and the reasons why management believes these adjustments are useful are included in the attached financial tables.

(2) Total represents consolidated Beam comparable net sales (excluding excise taxes), including non-branded sales to third parties.

About Beam Inc.

As one of the world’s leading premium spirits companies, Beam is Crafting the Spirits that Stir the World. Consumers from all corners of the globe call for the company’s brands, including Jim Beam Bourbon, Maker's Mark Bourbon, Sauza Tequila, Canadian Club Whisky, Courvoisier Cognac, Teacher's Scotch Whisky, Kilbeggan Irish Whiskey, Laphroaig Scotch Whisky, Cruzan Rum, Hornitos Tequila, Knob Creek Bourbon, EFFEN Vodka, Pucker Flavored Vodka, Larios Gin, Whisky DYC, DeKuyper Cordials, and Skinnygirl Cocktails. Beam is focused on delivering superior performance with its unique combination of scale with agility and a strategy of Creating Famous Brands, Building Winning Markets and Fueling Our Growth. Beam and its 3,200 passionate associates worldwide generated 2011 sales of $2.8 billion, volume of 34 million 9-liter cases and some of the industry’s fastest growing innovations.

Headquartered in Deerfield, Illinois, Beam is traded on the New York Stock Exchange under the ticker symbol BEAM and is included in the S&P 500 Index and the MSCI World Index. For more information on Beam, its brands, and its commitment to social responsibility, please visit www.beamglobal.com and www.drinksmart.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: general economic conditions and credit market instability, particularly in Europe; customer defaults and related bad debt expense; competitive market pressures (including pricing pressures); changes in customer preferences and trends; risks pertaining to strategic acquisitions and joint ventures, particularly financial and integration risks; any possible downgrades of the company's credit ratings; commodity and energy price volatility; risks associated with doing business outside the United States, including currency exchange rate risks; inability to attract and retain qualified personnel; the impact of excise tax increases and customs duties on distilled spirits; the status of the U.S. rum excise tax cover-over program; dependence on performance of distributors and other marketing arrangements; costs of certain employee and retiree benefits and returns on pension assets; tax law changes and/or interpretation of existing tax laws; potential liabilities, costs and uncertainties of litigation; ability to secure and maintain rights to trademarks and trade names; impairment in the carrying value of goodwill or other acquired intangible assets; disruptions at production facilities; risks related to the Home & Security spin-off; and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

Use of Non-GAAP Financial Information

This press release includes measures not derived in accordance with generally accepted accounting principles (“GAAP”), including comparable net sales, diluted EPS before charges/gains, operating income before charges/gains, adjusted return on invested capital, and adjusted return on invested capital excluding intangibles. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and may also be inconsistent with similar measures presented by other companies. Reconciliation of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented in the attached pages.

Beam Inc.
Consolidated Income Statement
(Unaudited)

	Three Months Ended March 31,
(In millions, except per share amounts)	2012	2011	% Change

Sales	$662.9	$673.1
Less: Excise taxes	(129.1)	(149.1)
Net sales	533.8	524.0	1.9%

Cost of goods sold	219.1	229.6	-4.6%

Gross profit	314.7	294.4	6.9%

Advertising and marketing expense	76.7	66.5	15.3%
Selling, general and administrative expense	100.4	100.7	-0.3%
Amortization of intangible assets	4.2	3.9	7.7%
Restructuring charges	2.3	2.1
Business separation costs	-	9.2

Operating income	131.1	112.0	17.1%

Interest expense	24.5	30.9	-20.7%
Other (income) expense	(5.9)	0.1

Income from continuing operations
before income taxes	112.5	81.0	38.9%

Income tax expense	34.1	19.3

Income from continuing operations	78.4	61.7	27.1%

Income from discontinued operations, net of tax	0.7	21.5

Net income	79.1	83.2	-4.9%
Less: Noncontrolling interests - discontinued operations	-	2.0

Net income attributable to Beam Inc.	$79.1	$81.2	-2.6%

Basic earnings per common share:
Continuing operations	$0.50	$0.40	25.0%
Discontinued operations	-	0.13
Net income	$0.50	$0.53	-5.7%

Diluted earnings per common share:
Continuing operations	$0.49	$0.39	25.6%
Discontinued operations	-	0.13
Net income	$0.49	$0.52	-5.8%

Weighted-average common shares outstanding
Basic	157.1	153.7	2.2%
Diluted	159.6	156.6	1.9%

Beam Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

(In millions)	March 31,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$88.5	$218.3
Accounts receivable	380.0	385.8
Inventories
Maturing spirits	1,377.1	1,283.2
Finished products	189.0	167.3
Raw materials, supplies and work in process	117.0	101.0

Total inventories	1,683.1	1,551.5
Other current assets	251.0	278.8

Total current assets	2,402.6	2,434.4
Property, plant and equipment	754.4	729.7
Goodwill and other intangible assets	4,344.2	4,202.9
Other assets	138.1	124.8

Total assets	$7,639.3	$7,491.8

Liabilities and Equity
Short-term debt, including current
portion of long-term debt	$332.4	$28.4
Accounts payable	162.6	170.1
Long-term debt	1,612.2	1,902.1
Other liabilities	1,217.5	1,291.5

Total liabilities	3,324.7	3,392.1

Total equity	4,314.6	4,099.7

Total liabilities and equity	$7,639.3	$7,491.8

Beam Inc.
Use of Non-GAAP Financial Information

Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the Company’s ongoing business performance by excluding certain items, referred to as “charges / gains” that management believes are not indicative of the Company's underlying results for purposes of analyzing the Company's performance on a year-over-year basis. The Company’s definition of charges / gains includes restructuring charges, other charges related to restructuring initiatives that cannot be reported as restructuring under GAAP, acquisition and integration related costs, dividend distribution gains from the wind down of our former Maxxium investment, business separation costs, the one-time sales and margin impact of transitioning to our long-term distribution agreement in Australia, tax indemnification payments received from the seller of a business and other unusual income tax matters. In addition, the 2011 period includes adjustments to reflect Beam as a standalone company at January 1, 2011, including adjustments to interest expense (reflecting the separation-related debt reduction at January 1, 2011), estimated standalone company effective tax rate and estimated standalone company corporate cost structure, as described in more detail in the Company's fourth quarter 2011 earnings release.

Non-GAAP measures included in this release are identified as “before charges / gains,” “comparable,” “adjusted” and “constant currency.” The Company does not intend for this information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. Reconciliations of GAAP to Non-GAAP measures are included on the following pages.

Beam Inc.
Reconciliations of GAAP to Non-GAAP Measures (Unaudited)
($ in millions, except per share)

		Three Months Ended March 31, 2012			Three Months Ended March 31, 2011			% Increase
		GAAP	Adjustments (See Detail Below)	Before Charges/ Gains	GAAP	Adjustments (See Detail Below)	Before Charges/ Gains	GAAP	Before Charges/ Gains
Net sales		$533.8	-	$533.8	$524.0	(46.3)	$477.7	1.9%	11.7%
Cost of goods sold		219.1	(0.2)		229.6	(27.3)

Gross profit		314.7	0.2	314.9	294.4	(19.0)	275.4	6.9%	14.3%

Advertising and marketing expense		76.7	-		66.5	-
Selling, general and administrative expense		100.4	(4.4)		100.7	(13.8)
Amortization of intangible assets		4.2	-		3.9	-
Restructuring charges		2.3	(2.3)		2.1	(2.1)
Business separation costs		-	-		9.2	(9.2)

Operating income		131.1	6.9	138.0	112.0	6.1	118.1	17.1%	16.9%
Interest expense		24.5	-		30.9	0.1
Other (income) expense		(5.9)	1.9		0.1	1.2

Income from continuing operations before income taxes
		112.5	5.0		81.0	4.8
Income tax expense		34.1	(1.0)		19.3	2.8
	Effective tax rate	30.3%		28.2%	23.8%		25.8%

Income from continuing operations		$78.4	6.0	$84.4	$61.7	2.0	$63.7	27.1%	32.5%

Diluted EPS - continuing operations		$0.49	0.04	$0.53	$0.39	0.02	$0.41	25.6%	29.3%

Adjustments Detail - Presented As Increase (Decrease) to Applicable Financial Statement Line Items

Three months Ended March 31, 2012		Net sales	Cost of goods sold	SG&A expense	Restructuring charges	Separation costs	Operating income	Interest and other expense	Pre-tax income - cont. ops.	Income tax expense	Income from cont. operations	Diluted EPS - cont. ops

1	Restructuring charges (a)	$-	$-	$-	$(2.3)	$-	$2.3	$-	$2.3	$0.8	$1.5	$0.01
2	Other charges (a)	-	(0.2)	(0.6)	-	-	0.8	-	0.8	0.3	0.5	-
3	Acquisition and integration related (b)	-	-	(3.8)	-	-	3.8	-	3.8	(2.1)	5.9	0.04
4	Maxxium distribution (c)	-	-	-	-	-	-	1.9	(1.9)	-	(1.9)	(0.01)
		$-	$(0.2)	$(4.4)	$(2.3)	$-	$6.9	$1.9	$5.0	$(1.0)	$6.0	$0.04

Three months Ended March 31, 2011		Net sales	Cost of goods sold	SG&A expense	Restructuring charges	Separation costs	Operating income	Interest and other expense	Pre-tax income - cont. ops.	Income tax expense	Income from cont. operations	Diluted EPS - cont. ops

1	Restructuring charges (a)	$-	$-	$-	$(2.1)	$-	$2.1	$-	$2.1	$-	$2.1	$0.01
2	Other charges (a)	-	(4.6)	0.6	-	-	4.0	-	4.0	-	4.0	0.03
3	Separation costs (d)	-	-	-	-	(9.2)	9.2	-	9.2	-	9.2	0.06
4	Australia distribution one-time sale (e)	(46.3)	(22.7)	-	-	-	(23.6)	-	(23.6)	-	(23.6)	(0.15)
5	Standalone company adjustment (f)	-	-	(14.4)	-	-	14.4	0.1	14.3	-	14.3	0.09
6	Tax indemnifications (g)	-	-	-	-	-	-	1.2	(1.2)	-	(1.2)	(0.01)
7	Income tax adjustments (h)	-	-	-	-	-	-	-	-	2.8	(2.8)	(0.01)
		$(46.3)	$(27.3)	$(13.8)	$(2.1)	$(9.2)	$6.1	$1.3	$4.8	$2.8	$2.0	$0.02

(a)	Adjustment to eliminate restructuring and other charges (and credits) primarily related to facility consolidations, supply chain and distribution and other organizational streamlining initiatives.

(b)	Adjustment related to the acquisition and integration of the Cooley business acquired as well as 2012 tax on earnings distributed within certain of Beam's foreign tax jurisdictions incurred in connection with funding a portion of the capital requirement for the acquisition.

(c)	Adjustment to eliminate a gain related to a dividend distribution received in connection with the wind down of our former Maxxium investment.

(d)	Adjustment to eliminate external costs directly related to implementing the separation of Fortune Brands, Inc. in 2011.

(e)	Adjustment to eliminate the one-time sales and margin impact associated with transition to a new long-term distribution agreement in Australia in 2011.

(f)	Adjustments to reflect estimated expenses as a standalone Spirits business, including: (1) $14.4 million operating expense adjustment to reflect a lower corporate cost structure, and (2) $0.1 million interest expense adjustment to assume the separation-related debt reduction had been completed as of January 1, 2011.

(g)	Reimbursement received from seller of a business for resolution of certain tax matters for years prior to our ownership.

(h)	Combined adjustment to eliminate income tax matters (related to the resolution of routine foreign tax audit examinations) and the tax impacts of the above adjustments and to adjust income tax expense to Beam's estimated effective tax rate as a standalone Spirits business.

Beam Inc.
Segment Information (a)
(Unaudited)

(In millions)				Constant Currency
			%	2012	%
	Three Months Ended March 31,		Change	Adjusted	Change
Net Sales	2012	2011	Reported	Amount (b)	Adjusted

North America	$309.3	$274.7	12.6%	$310.5	13.0%
Europe, Middle East, Africa ("EMEA")	107.3	95.8	12.0%	110.3	15.1%
Asia Pacific/South America ("APSA")	117.2	107.2	9.3%	112.6	5.0%

Segment net sales	533.8	477.7	11.7%	533.4	11.7%
Foreign exchange	-	-		0.4	n/m
Australia distribution one-time sale	-	46.3		-	n/m

Total net sales	$533.8	$524.0	1.9%	$533.8	1.9%

				Constant Currency
			%	2012	%
	Three Months Ended March 31,		Change	Adjusted	Change
Operating Income	2012	2011	Reported	Amount (b)	Adjusted

North America	$98.6	$82.9	18.9%	$98.2	18.5%
EMEA	17.4	20.4	-14.7%	17.2	-15.7%
APSA	22.0	14.8	48.6%	16.7	12.8%

Segment operating income	138.0	118.1	16.9%	132.1	11.9%
Foreign exchange	-	-		(5.9)
Adjustment for charges / gains (see detail on page 9)	6.9	6.1		6.9

Total operating income	$131.1	$112.0	17.1%	$131.1	17.1%

(a) The Company evaluates its segment net sales and operating income before charges / gains (as previously defined) that are not considered indicative of the segments’ underlying operating performance, consequently segment results presented in accordance with Generally Accepted Accounting Principles (“GAAP”) exclude such items. Segment sales and operating income are also presented on a constant currency basis, which is a non-GAAP measure. The Company uses this measure to understand growth of the segments on a constant currency basis as fluctuations in exchange rates can impact the underlying growth rate of the segments.

(b) Based on 2011 actual foreign exchange rates.

Reconciliation of Percentage Change in GAAP Net Sales to Percentage Change in Comparable Net Sales (Unaudited)	Three Months Ended March 31, 2012
	North America	EMEA	APSA	Segment Total
	%	%	%	%
Net Sales (GAAP)	13	12	9	12
Foreign currency impact	-	3	(4)	-
Acquisitions/divestitures	(1)	(3)	-	(1)
Ongoing impact -Australia distribution margin	-	-	11	2
Comparable Net Sales (Non-GAAP)	12	12	16	13

Comparable net sales growth rate represents the percentage increase or decrease in reported net sales in accordance with GAAP, adjusted for certain items. The Company believes that comparable net sales growth is useful in evaluating the Company's sales growth year-over-year because it excludes items that are not indicative of underlying sales performance such as foreign exchange impacts, acquisitions/divestitures, the one-time impact on net sales of transitioning to the new Australia distribution agreement as well as the related impact on margin structure.

Beam Inc.
Reconciliations of GAAP to Non-GAAP Measures (Unaudited)
(In millions)

Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") (a)
	Three Months Ended March 31,
	2012	2011

GAAP income from continuing operations	$78.4	$61.7

Add (deduct):

Other (income) / expense	(5.9)	0.1
Interest expense	24.5	30.9
Depreciation expense	24.6	22.0
Amortization expense	4.2	3.9
Income tax expense	34.1	19.3
Adjustment for charges / gains (see detail on page 9)	6.9	6.1

Adjusted EBITDA	$166.8	$144.0

(a) The Company defines adjusted EBITDA as income from continuing operations before interest expense, income taxes, depreciation and amortization expense and other income/expense and before charges/gains that the Company believes are not indicative of the underlying performance of the business.

Free Cash Flow (a)	Three Months Ended March 31,
	2012	2011
GAAP cash flow from operations	$(51.6)	$(206.3)
Add (deduct):
Spirits capital expenditures, net of proceeds from dispositions	(23.1)	(23.1)
Cash used for discontinued operations (b)	18.9	-
Cash used by discontinued businesses (c)	-	169.6

Adjusted free cash flow (non-GAAP)	$(55.8)	$(59.8)

(a) Free cash flow is defined as GAAP cash flow from operations less capital expenditures for property, plant and equipment additions (net of disposition proceeds), adjusted for operating cash flow related to discontinued operations. Management believes free cash flow provides investors with an important perspective on the cash available for dividends, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Management uses free cash flow to assess business performance and overall liquidity.

(b) Represents cash used primarily for settlement of liabilities of divested businesses and payment of incentive compensation and severance benefits to former Fortune executives.

(c) Represents operating cash flows of the Home & Security and Golf businesses prior to their divestiture.

Adjusted Return on Invested Capital (ROIC) from Continuing Operations (a)	Twelve Months Ended March 31, 2012 - Income from Continuing Operations plus After-tax Interest less Preferred Dividends	Average Invested Capital	ROIC

Unadjusted	$369	$6,206	6%

Add: impact of adjustments	67	35

Adjusted	436	6,241	7%

Impact of excluding goodwill and intangibles	9	(4,264)
Adjusted - excl. goodwill and intangibles	$445	$1,977	23%

(a) ROIC is income from continuing operations plus after-tax interest expense and debt extinguishment loss divided by the average of invested capital (debt less cash plus stockholders' equity plus after-tax interest expense). Adjusted ROIC is adjusted for the amounts used to calculate adjusted income from continuing operations. Invested capital is a multi-point average of the last twelve months; invested capital for periods prior to the separation was adjusted to assume Beam was a standalone company for those periods. See the page entitled "Use of Non-GAAP Financial Information" for further information relating to the Company's use of non-GAAP measures.

Beam Inc.
Reconciliation of GAAP Net Sales Growth to Comparable Net Sales Growth
Three Months Ended March 31, 2012
(Unaudited)

		Foreign	Australia	Australia
		Currency	Distribution	Distribution		Non-GAAP -
	GAAP	Exchange	Agreement	Margin	Acquisitions/	Comparable
	Basis	Rates	Change	Structure	Divestitures	Basis
	%					%
Power Brands	2	-	13	4	-	19
Jim Beam	(7)	(1)	19	8	-	19
Maker’s Mark	13	-	5	1	-	19
Sauza (a)	(3)	2	2	-	-	1
Courvoisier	27	2	12	-	-	41
Canadian Club	(14)	(1)	18	4	-	7
Teacher’s	7	6	4	-	-	17

Rising Stars	19	1	2	1	(7)	16
Laphroaig	(16)	2	4	1	-	(9)
Knob Creek	1	-	-	-	-	1
Basil Hayden	15	-	14	1		30
Kilbeggan	-	-	-	-	73	73
Cruzan	4	-	1	-	-	5
Hornitos	3	1	-	-	-	4
EFFEN	(7)	-	-	-	-	(7)
Pucker Vodka	692	-	-	-	-	692
Skinnygirl	-	-	-	-	327	327
Sourz	2	3	1	-	-	6

Local Jewels	(8)	1	-	-	-	(7)

Value Creators	(9)	-	12	1	(3)	1

Net sales (b)	2	-	10	2	(1)	13

Comparable net sales growth rate represents the percentage increase or decrease in reported net sales in accordance with GAAP, adjusted for certain items. The Company believes Comparable Net Sales Growth is useful in evaluating the Company's sales growth on a year-over-year basis exclusive of items that are not indicative of the brands' performance such as foreign exchange impacts, acquisitions/divestitures, the one-time impact on net sales of transitioning to the new Australia distribution agreement as well as the related impact on margin structure. See the page entitled "Use of Non-GAAP Financial Information" for additional information related to the use of Non-GAAP measures.

(a) Excludes Hornitos
(b) Net sales represents consolidated net sales (excluding excise taxes), including non-branded sales to third parties.

Beam Inc.
Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

Trailing Twelve Months
Reconciliation of Net Debt to Adjusted EBITDA (Unaudited) (a)	March 31, 2012
GAAP debt / operating cash flow	3.2
Impact of using net debt rather than GAAP total debt (a)	(0.2)
Impact of using adjusted EBITDA rather than GAAP operating cash flow	(0.4)
Net debt / Adjusted EBITDA	2.6
(a) Net debt equals total debt less cash as of March 31, 2012. GAAP operating cash flow and EBITDA are based on twelve-month period ended March 31, 2012. GAAP operating income includes discontinued operations.

Reconciliation of Projected Full Year 2012 Diluted EPS from Continuing Operations Growth to GAAP
For the full year 2012, the Company is targeting high-single-digit growth in diluted EPS from continuing operations before charges/gains as compared to its full year 2011 adjusted EPS from continuing operations ($2.12). Given the nature of special charges/gains, the Company cannot predict such items and, therefore, the Company's 2012 targeted diluted EPS from continuing operations used to determine the year-over-year growth rate in diluted EPS excludes any such items.

Comparing targeted 2012 diluted EPS from continuing operations before charges/gains to the Company's 2011 GAAP diluted EPS from continuing operations ($0.85 per share) results in a year-over-year growth rate in excess of 100% due to the significant number of separation-related charges included in the GAAP 2011 income from continuing operations. For further information related to 2011 adjusted EPS from continuing operations, which includes adjustments for restructuring and other charges / gains as well as adjustments to reflect Beam's cost structure as a standalone spirits company, see the Company's fourth quarter 2011 earnings release.

The guidance does not include the impact of future acquisitions.

Reconciliation of Projected Full Year 2012 Earnings-to-Free-Cash-Flow Conversion Ratio

Adjusted Earnings to Free Cash Flow Conversion Ratio is calculated as the ratio of Adjusted Free Cash Flow to Adjusted Income from Continuing Operations. Adjusted Free Cash Flow is Cash from Operations less net capital expenditures plus operating cash outflows related to discontinued operations. Adjusted Income from Continuing Operations is adjusted for "Charges/Gains" as previously defined. This is a non-GAAP measure. For the full year 2012, the Company expects an Adjusted Earnings to Free Cash Flow Conversion Rate of approximately 90%. However, given uncertainty with respect to potential nonrecurring type items that may impact earnings and/or free-cash-flow, the Company cannot estimate a full-year GAAP Earnings to Free Cash Flow Conversion Ratio, therefore a GAAP to Non-GAAP reconciliation is not included.

CONTACT:
Beam Inc.
Media Relations
Clarkson Hine
+1-847-444-7515
Clarkson.Hine@beamglobal.com
or
Investor Relations
Tony Diaz
+1-847-444-7690
Tony.Diaz@beamglobal.com